SCHEDULE A
TO
AGREEMENT AND DECLARATION OF TRUST
OF THE
EQUINOX FUNDS TRUST

SCHEDULE OF PORTFOLIOS

Portfolio	Classes	Series Creation Date
Equinox Commodity Strategy Fund	Class A/Class C/ClassI	December 20, 2010
Equinox Event Driven Legends Fund	Class A/Class C/ClassI	February 17, 2011
Equinox Equity Long-Short Legends Fund	Class A/Class C/ClassI	February 17, 2011
Equinox Abraham Strategy Fund	Class I	May 11, 2011
Equinox Cantab Strategy Fund	Class I	May 11, 2011
Equinox Chesapeake Strategy Fund	Class I	May 11, 2011
Equinox Crabel Two Plus Strategy Fund	Class I	May 11, 2011
Equinox Eclipse Strategy Fund	Class I	May 11, 2011
Equinox John Locke Strategy Fund	Class I	May 11, 2011
Equinox Mesirow Strategy Fund	Class I	May 11, 2011
Equinox QCM Strategy Fund	Class I	May 11, 2011
Equinox QIM/WNTN Strategy Fund	Class A/Class C/Class I	May 11, 2011
Equinox Tiverton Strategy Fund	Class I	May 11, 2011